Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING

FIRM

We have issued our report dated April 14, 2004, accompanying the consolidated financial statements in the Annual Report of Bio-logic Systems Corp. on Form 10-K for the year ended February 29, 2004. We hereby consent to the incorporation by reference of said report in this Registration Statement of Bio-logic Systems Corp. on Form S-8.

/s/    GRANT THORNTON LLP

GRANT THORNTON LLP

Chicago, Illinois

September 14, 2004